Exhibit 99.1

ViralClear Publishes in F1000 Research In Vitro Data Demonstrating Synergy between Merimepodib and Remdesivir Against SARS-CoV-2, the Cause of COVID-19

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Merimepodib in combination with remdesivir decreases viral production of SARS-CoV-2 to undetectable levels in pre-clinical testing. Even at low concentrations of both drugs significant reduction in viral production occurs.

●	Article highlights recent work done in laboratory studies of COVID-19 with merimepodib at the Galveston National Laboratory at The University of Texas Medical Branch

Westport, CT, May 14, 2020 (GLOBE NEWSWIRE) -- BioSig Technologies, Inc. (Nasdaq: BSGM) today announced that an article titled, “The IMPDH inhibitor merimepodib provided in combination with the adenosine analogue remdesivir reduces SARS-CoV-2 replication to undetectable levels in vitro” was published by F1000 Research, an online peer-reviewed life sciences journal publishing program in biology and medicine, while it is undergoing peer review.

This manuscript is authored by Natalya Bukreyeva, Rachel A. Sattler, Emily K. Mantlo, Timothy Wanninger, John T. Manning, Cheng Huang and Slobodan Paessler of the UTMB Galveston National Laboratory and Dr. Jerome Zeldis of ViralClear Pharmaceuticals, Inc. (“ViralClear”) as a corresponding author. The link to the manuscript is https://f1000research.com/articles/9-361/v1.

The article highlights pre-clinical data generated under contract with Galveston National Laboratory at The University of Texas Medical Branch.

“The results of these laboratory investigations have strongly influenced our plans for the initial clinical trials of merimepodib. We have experimental evidence that merimepodib is active as monotherapy and in combination with remdesivir,” commented Jerome Zeldis, M.D., Ph.D, Executive Chair and Co-Founder of ViralClear Pharmaceuticals, Inc. “Our first proposed COVID-19 trial is expected to be conducted in hospitalized patients who require supplemental oxygen and receive remdesivir as part of their standard of care. Patients will be randomized to either placebo or merimepodib. In this manner, the potential synergy between merimepodib and remdesivir may be evaluated in the clinical setting. An additional trial in the outpatient setting with just merimepodib is proposed to follow the initiation of the first trial.”

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

About ViralClear

BioSig’s subsidiary ViralClear Pharmaceuticals, Inc., is seeking to develop a novel pharmaceutical to treat advanced COVID-19.

Merimepodib is a broad-spectrum anti-viral agent that has demonstrated strong activity against the SARS-CoV-2 virus in cell cultures in laboratory testing. ViralClear plans to initiate a multi-center, phase 2, randomized, double-blind, placebo-controlled study of the efficacy and safety of merimepodib administered orally three times a day for 10 days in combination with remdesivir administered by intravenous infusion once a day for 5 or up to 10 days in adult patients with advanced COVID-19 upon FDA clearance to proceed. Merimepodib has been studied in twelve clinical trials prior to this planned study, including five trials in patients with hepatitis C (one phase 1b, one phase 2, two phase 2a, and one phase 2b), one trial in patients with psoriasis (phase 2), and seven trials in healthy volunteers (phase 1).

Remdesivir is an adenosine analogue that displays broad-spectrum antiviral activity against RNA viruses and has been developed by Gilead Pharmaceuticals for the treatment of Ebola. On May 1, 2020, remdesivir received an FDA Emergency Use Authorization to treat COVID-19 in adults and children hospitalized with severe disease.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133